SAMUEL H. WONG & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Xinhua China Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated August 7, 2010 as to the consolidated financial statements of Xinhua China Limited as of and for the year ended June 30, 2010, in the Form 10-K of Xinhua China Limited.

For the purpose of the aforesaid Form 10-K, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California
October 13, 2010

Samuel H. Wong & Co., LLP
Certified Public Accountants

2010 Pioneer Court, San Mateo, CA 94403 Tel.: (415) 732-1288 Fax.: (415) 397-9028
E-mail: info@swongcpa.com Website: www.swongcpa.com